Exhibit 10.2
BB&T CORPORATION
2012 INCENTIVE PLAN
LTIP Award Agreement
(Senior Executive)

Name of Participant:	<<First Name>> <<MI>> <<Last Name>>
Grant Date:	February __, 2019
Performance Period:	January 1, 2019 through December 31, 2021
THIS AGREEMENT (the “Agreement”), made effective as of February __, 2019 (the “Grant Date”), between BB&T CORPORATION, a North Carolina corporation (“BB&T”), and <<First Name>> <<MI>> <<Last Name>>, an Employee (the “Participant”).
RECITALS:
BB&T desires to carry out the purposes of the BB&T Corporation 2012 Incentive Plan, as it may be amended and/or restated (the “Plan”), by affording the Participant a long-term incentive compensation opportunity as hereinafter provided.
In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Incorporation of Plan. The rights and duties of BB&T and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan. Notwithstanding the foregoing, as a result of changes to Section 162(m) by the Tax Cut and Jobs Act of 2017, the performance-based compensation provisions of Section 162(m) are inapplicable to this Agreement.
2.    Performance Award. Subject to the terms of this Agreement and the Plan, BB&T hereby grants the Participant an LTIP Award (the “Award”) in accordance with the following provisions:
(a)    Performance Period. The performance period (“Performance Period”) for the Award shall be January 1, 2019 through December 31, 2021.
(b)    Partial Performance Period.

(i)
(1) Death or Disability. If the Participant ceases to be a Participant in the Plan during the Performance Period due to the Participant’s termination of employment due to death or Disability, the Participant’s Award for the Performance Period shall be payable in accordance with this Agreement, based upon the attainment of the Absolute Performance Goal and at least the Threshold Level of Achievement and the application of the TSR Modifier as provided in Section 2(c) and Exhibit A herein, and prorated to reflect such

Participant’s actual number of full months of employment during the Performance Period; provided that, for the avoidance of doubt, in the case of a Change of Control, the Performance Period shall end as of the date of the Change of Control and payment shall be made (for Participants who are not Employees on the date of the Change of Control), within two and one-half (2 ½) months following a Change of Control as provided in Section 5(b) herein, calculated as provided in Section 2(b)(i)(3) below. For the avoidance of doubt, the phrase “termination of employment” means a Separation from Service.
(2)    Involuntary Termination Without Cause and Retirement. If the Participant ceases to be a Participant in the Plan during the Performance Period due to the Participant’s termination of employment (A) involuntarily by the Company and/or its Affiliates without Cause, or (B) due to Retirement, the Participant’s Award for the Performance Period shall be payable in accordance with this Agreement, based upon the attainment of the Absolute Performance Goal and at least the Threshold Level of Achievement and the application of the TSR Modifier as provided in Section 2(c) and Exhibit A herein, and prorated to reflect such Participant’s actual number of full months of employment during the Performance Period; provided that, for the avoidance of doubt, in the case of a Change of Control, the Performance Period shall end as of the date of the Change of Control and payment shall be made (for Participants who are not Employees on the date of the Change of Control), within two and one-half (2 ½) months following a Change of Control as provided in Section 5(b) herein, calculated as provided in Section 2(b)(i)(3) below. A termination shall be for “Cause” if the termination of the Participant’s employment by the Company and/or its Affiliates is on account of the Participant’s (x) dishonesty, theft or embezzlement; (y) refusal or failure to perform the Participant’s assigned duties for BB&T or an Affiliate in a satisfactory manner; or (z) engaging in any conduct that could be materially damaging to BB&T or its Affiliates without a reasonable good faith belief that such conduct was in the best interest of BB&T or any of its Affiliates. The determination of whether termination is for Cause shall be made by the Administrator (or its designee, to the extent permitted under the Plan), and its determination shall be final and conclusive. For the avoidance of doubt, the phrase “termination of employment” means a Separation from Service.

(3)    Change of Control. If, while the Participant is an Employee, there is a Change of Control during the Performance Period, the Performance Period shall, notwithstanding anything to the contrary elsewhere in this Agreement, end upon the date of the Change of Control and the Participant’s Award shall be paid within two and one-half (2 ½) months following a Change of Control as provided in Section 5(b) herein, calculated based on the Participant’s base salary received during the shortened Performance Period (that commenced on January 1, 2019, and ended on the date of the Change of Control) averaged over the original three (3) year Performance Period (“Averaged Base Salary”) as follows:
(aa)    the Participant’s Averaged Base Salary shall first be multiplied by the Participant’s Target % to arrive at a dollar amount (the “Product”);

(bb)     the Product shall then be divided by the number of months in the shortened Performance Period to arrive at a dollar amount (the “Quotient”);
(cc)     provided that the Absolute Performance Goal of Section 2(c)(i)(aa) is met for the completed calendar years during such shortened Performance Period (and if there are no completed calendar years during such shortened Performance Period, the Absolute Performance Goal of Section 2(c)(i)(aa) shall be deemed to be met), Participant’s Award shall be the sum of (1) and (2) as follows (and payable in accordance with Section 5(b) of this Agreement): (1) for completed calendar year(s) during the shortened Performance Period, an Award amount shall be calculated by multiplying the Quotient by the number of months in the completed calendar year(s) and then by the actual Level of Achievement attained during such completed calendar year(s) adjusted by the TSR Modifier for the completed calendar year(s) (and subject to the Maximum Award payment of 150% of the Participant’s Target %); and (2) for a partially completed calendar year in which a Change of Control occurs, an Award amount calculated by multiplying the Quotient by the number of months in the partially completed calendar year and then by the Target Level of Achievement for the Relative Performance Goal in Exhibit A.

(ii)
(1)     For purposes of Section 2(b)(i)(3) above, a “Change of Control” will be deemed to have occurred on the earliest of the following dates: (A) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, excluding employee benefit plans of BB&T and its Affiliates, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of BB&T representing thirty percent (30%) or more of the combined voting power of BB&T’s then outstanding securities; or (B) the date when, as a result of a tender offer or exchange offer for the purchase of securities of BB&T (other than such an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any consecutive twelve- (12-) month period during the Performance Period of the Award constituted BB&T’s Board, plus new directors whose election or nomination for election by BB&T’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such twelve- (12-) month period (collectively, the “Continuing Directors”), cease for any reason during such twelve- (12-) month period to constitute at least two-thirds of the members of such board of directors; (C) the date the shareholders of BB&T approve an agreement for the sale or disposition by BB&T of all or substantially all of BB&T’s assets within the meaning of Section 409A; or (D) the date that any one person, or more than one person acting as a group, acquires ownership of stock of BB&T that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of BB&T within the meaning of Section 409A.

(2)    Notwithstanding Section 2(b)(i)(3) and (ii)(1) above, the term “Change of Control” shall not include any event that is a “Merger of Equals.” For purposes of the Plan and this Agreement, the term “Merger of Equals” means any event that would otherwise qualify as a Change of Control if the event (including, if applicable, the terms and conditions of the related agreements, exhibits, annexes, and similar documents) satisfies all of the following conditions as of the date of such event: (A) the Board of BB&T or, if applicable, a majority of the Continuing Directors has, prior to the change in control event, approved the event; (B) at least fifty percent (50%) of the common stock of the surviving corporation outstanding immediately after consummation of the event, together with at least fifty percent (50%) of the voting securities representing at least fifty percent (50%) of the combined voting power of all voting securities of the surviving corporation outstanding immediately after the event shall be owned, directly or indirectly, by the persons who were the owners, directly or indirectly, of the common stock and voting securities of BB&T immediately before the consummation of such event in substantially the same proportions as their respective direct or indirect ownership immediately before such event of the common stock and voting securities of BB&T, respectively; (C) at least fifty percent (50%) of the directors of the surviving corporation immediately after the event shall be composed of directors who were Directors or Continuing Directors immediately before the event; and (D) the person who was the Chief Executive Officer (“CEO”) of BB&T immediately before the event shall be the CEO of the surviving corporation immediately after the event. If a transaction constitutes a Merger of Equals, then, notwithstanding the provisions of Section 2(b)(i)(3) and (ii)(1) above, the vesting of the Award will not be accelerated due to the Merger of Equals, but the Award shall instead continue to vest, if at all, in accordance with the provisions of Sections 2, 3 and 4 herein.
(c)    Performance Measures for Award. The pre-established three- (3-) year Performance Period’s Performance Measures (as defined in Section 2(c)(i) below) applicable to the Award, the Participant’s targeted percentage of the Participant’s average base salary during the Performance Period (“Participant’s Target %”), Levels of Achievement, and the potential projected cash payout to the Participant, based upon the Level of Achievement, are as follows:

(i)	Performance Measures and Relative TSR/TSR Modifier:
(aa)     Absolute Performance Goal: The average return on shareholders’ common equity for BB&T during the Performance Period determined in accordance with United States generally accepted accounting principles, as adjusted by BB&T (“BB&T ROCE”), must be at least three percent (3%), and if less than three percent (3%) there will not be an Award payout.
(bb)     Relative Performance Goal: If the Absolute Performance Goal is achieved, the next Performance Measure shall be BB&T ROCE relative to the average, by company, return on shareholders’ common equity, determined in accordance with United States generally accepted accounting principles, achieved by each company, as adjusted by BB&T, of the Peer Group during the Performance Period (“Peer Group ROCE”).
(cc)    Relative TSR/TSR Modifier: After the Level of Achievement of the Relative Performance Goal is determined by the Administrator as provided in this Agreement, the Relative TSR and TSR Modifier shall be determined and applied in accordance with the TSR Modifier chart in Exhibit A attached hereto and made a part hereof. As used in this Agreement, “Relative Total Shareholder Return” and “Relative TSR” means BB&T’s total Common Stock shareholder return performance rank defined as a percentile for the Performance Period relative to the range of the Peer Group members’ total common stock shareholder return for the Performance Period. Total shareholder return for BB&T and each Peer Group member shall be calculated based upon BB&T’s Common Stock and the Peer Group members’ common stock appreciation during the Performance Period plus the value of dividends on the ex-dividend dates during the Performance Period on such stock (which dividends shall be deemed to have been reinvested in such underlying stock) and using a trailing twenty (20) trading day average stock price to determine both the Performance Period beginning stock price and the Performance Period ending stock price.

(ii)
For purposes of the Relative Performance Goal of the Award, there shall be levels of achievement (“Levels of Achievement”), including, threshold (“Threshold”), target (“Target”), and maximum (“Maximum”). The Threshold Level of Achievement shall be a BB&T ROCE of the twenty-fifth (25th) percentile of the Peer Group ROCE; the Target Level of Achievement shall be a BB&T ROCE of the fiftieth (50th) percentile of the Peer Group ROCE; and the Maximum Level of Achievement shall be a BB&T ROCE of the seventy-fifth (75th) percentile of the Peer Group ROCE. The Levels of Achievement range from the Threshold Level of Achievement to the Maximum Level of Achievement as illustrated in the Level of Achievement Chart attached hereto as Exhibit A and made a part hereof.

(iii)
For avoidance of doubt in the interpretation of the Exhibit A Level of Achievement Chart, there will not be an Award payout if the Threshold Level of Achievement is not attained for the Performance Period. If the Threshold Level of Achievement is attained for the Performance Period, the Award payout to the Participant will, subject to the TSR Modifier of Exhibit A, be fifty percent (50%) of the Participant’s Target %. If the Target Level of Achievement is attained for the Performance Period, the Award payout to the Participant will, subject to the TSR Modifier of Exhibit A, be one hundred percent (100%) of the Participant’s Target %. If the Maximum Level of Achievement is attained for the Performance Period, the Award payout to the Participant will, subject to the TSR Modifier of Exhibit A, be one hundred fifty percent (150%) of the Participant’s Target %.

(iv)	The projected Award payout to the Participant, if either the Target Level of Achievement or if the Maximum Level of Achievement is attained for the

Performance Period, with potential Relative TSR at a fiftieth (50th) percentile for a Target payout and at a seventy-fifth (75th) percentile for a Maximum payout, is summarized in the following chart (with certain assumptions concerning the Participant’s base salary for 2019, 2020 and 2021):

2019 Base Salary[1]	2020 Base Salary[1]	2021 Base Salary[1]	Participant’s Target %	Target Payout (if Target Level of Achievement Attained and Relative TSR is 50th Percentile[2]	Maximum Payout (if Maximum Level of Achievement is Attained and Relative TSR is 75th Percentile or greater)[2]
$_________	$_________	$_________	_________%	$________________[3]	$____________[3]

(v)
For purposes hereof, the term “Peer Group” means Capital One Financial Corporation; Bank of America Corporation; Fifth-Third Bancorp; Huntington Bancshares, Incorporated; KeyCorp; M&T Bank Corporation; PNC Financial Services Group, Inc.; Regions Financial Corporation; SunTrust Banks, Inc.; U.S. Bancorp; Wells Fargo & Company; and Citizens Financial Group, Inc.

3.    Vesting of Award. Subject to the terms of the Plan and the Agreement (including but not limited to the provisions of Sections 2, 4 and 5 herein), the Award shall be one hundred percent (100%) vested and, to the extent any Award payout is determined by the Administrator, earned on January 1, 2022, following the December 31, 2021 expiration of the Performance Period, provided that the Administrator has not determined that all or any part of the Award shall be cancelled or forfeited as a result of either (i) a significant, negative risk outcome as a result of a corporate or individual action, or (ii) BB&T incurring an aggregate operating loss for the Performance Period. The Administrator has sole authority to determine whether and to what degree the Award has vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.
4.    Forfeiture of Award. Except as may be otherwise provided in the Plan or in this Agreement (including, without limitation, the provisions of Section 2(b) herein), in the event that the employment of the Participant with BB&T or an Affiliate terminates for any reason and the Award has not vested pursuant to Section 3, then the Award, to the extent not vested as of the Participant’s termination of employment date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Award. The Administrator (or its designee, to the extent permitted under the Plan) shall have sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment. The Participant expressly acknowledges and agrees that, except as otherwise provided in this Agreement, the termination of the Participant’s employment shall result in forfeiture of the Award and any underlying payout to the extent the Award has not vested as of the Participant’s termination of employment date.
________________________

1	Solely for illustration purposes, projections assume certain salary increases on April 1st of each year. Projections do not reflect negative discretion reductions by the Administrator.

2	The projected payouts will change based upon the Participant’s actual base salary for 2019, 2020 and 2021.

3	Pursuant to the terms of the Plan, in the Administrator’s discretion the Award may be payable in cash, in shares of Common Stock, or in a combination of both.

5.    Award Payout.
(a)    The amount of the Award payout, if any, shall be determined by the Administrator following the end of the Performance Period in accordance with the terms of this Agreement and the Plan including, without limitation, all applicable adjustments to the calculation of the Performance Goals.
(b)    The Award payout determined pursuant to Section 5(a) shall be payable, and paid, in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion.
(c)    Award payout shall, upon vesting of the Award, be made to the Participant (or in the event of the Participant’s death, to the Participant’s beneficiary or beneficiaries) in a lump sum within two and one-half (2 ½) months following the end of the Performance Period; or if a Change of Control occurs during the Performance Period, payment shall be made in a lump sum within two and one-half (2 ½) months following the Change of Control (provided that if such two and one-half (2 ½) month period begins in one calendar year and ends in another, the Participant (or the Participant’s beneficiary or beneficiaries) shall not have the right to designate the calendar year of payment).
6.    No Right to Continued Employment or Service. Neither the Plan, the grant of the Award, nor any other action related to the Plan shall confer upon the Participant any right to continue in the employment or service of BB&T or an Affiliate or affect in any way with the right of BB&T or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise expressly provided in the Plan or this Agreement or as determined by the Administrator, all rights of the Participant with respect to the Award shall terminate upon termination of the employment or service of the Participant with BB&T or an Affiliate. The grant of the Award does not create any obligation on the part of BB&T or an Affiliate to grant any further awards. So long as the Participant shall continue to be an Employee of BB&T or an Affiliate, the Award shall not be affected by any change in the duties or position of the Participant.
7.    Nontransferability of Award and Shares. The Award, and any Award payout, shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary in accordance with Plan procedures does not constitute a transfer; provided, however, that unless disclaimer provisions are specifically included in a beneficiary designation form accepted by the Administrator, no beneficiary of the Participant may disclaim the Award.
8.    Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of BB&T with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, employment agreement or any other similar agreement between the Participant and BB&T or an Affiliate, including, but not limited to, any restrictive covenants contained in such agreements.
9.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law, and in accordance with applicable United States federal laws.

10.    Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties hereto. The waiver by BB&T of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Administrator shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to Section 409A and federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.
11.    Issuance of Shares; Rights as Shareholder. The Participant and the Participant’s legal representatives, legatees or distributees shall not be deemed to be the holder of any Shares subject to the Award and shall not have any voting rights, dividend rights or other rights of a shareholder unless and until such Shares have been issued to the Participant or them. No Shares subject to the Award shall be issued at the time of grant of the Award. Shares subject to the Award shall be issued in the name of the Participant (or, if the Participant is deceased, in the name of the Participant’s beneficiary or beneficiaries) as soon as practicable after, and only to the extent that, the Award has vested and if such distribution is otherwise permitted under the terms of Section 5 herein. Neither dividends nor dividend equivalent rights shall be granted in connection with the Award, and the Award shall not be adjusted to reflect the distribution of any dividends on the Common Stock (except as may be otherwise provided under the Plan). No dividends on the Shares shall be payable prior to both (i) the vesting of the Award and (ii) the issuance and distribution of Shares to the Participant.
12.    Withholding; Tax Matters.
(a)    BB&T or an Affiliate shall report all income and withhold all required local, state, federal, foreign income and other taxes and any other amounts required to be withheld by any governmental authority or law from any amount payable in cash with respect to the Award. Prior to the delivery or transfer of any shares of Common Stock or any other benefit conferred under the Plan, BB&T shall require the Participant to pay to BB&T in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by BB&T or an Affiliate to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income, employment and other tax obligations relating to the Award, by electing (the “election”) to have BB&T withhold shares of Common Stock from any shares of Common Stock to which the recipient is entitled. The number of shares of Common Stock to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator, including, without limitation, procedures established by the Administrator after BB&T’s adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718) dated March, 2016.
(b)    BB&T has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or the payout, if any, pursuant to the Award, and the Participant is in no manner relying on BB&T or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Award and that the Participant should consult a tax advisor. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that BB&T has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

13.    Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Administrator, and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement are final and binding on the parties hereto.
14.    Notices. Any and all notices under this Agreement shall be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of BB&T, to its Human Systems Division, 200 West Second Street (27101), PO Box 1215, Winston-Salem, NC 27102, attention: Human Systems Division Manager, and in the case of the Participant, to the last known address of the Participant as reflected in BB&T’s records.
15.    Severability. The provisions of this Agreement are severable; and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.    Compliance with Laws; Restrictions on Award and Shares of Common Stock. BB&T may impose such restrictions on the Award and any shares of Common Stock relating to the payout of the Award as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such Award or shares of Common Stock. Notwithstanding any other provision in the Plan or this Agreement to the contrary, BB&T shall not be obligated to issue, deliver or transfer any shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). BB&T may cause a restrictive legend or legends to be placed on any certificate for shares of Common Stock issued pursuant to the Award in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.
17.    Successors and Assigns. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators and permitted transferees and beneficiaries and BB&T and its successors and assigns.
18.    Counterparts, Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.
19.    Right of Offset. Notwithstanding any other provision of the Plan or this Agreement, subject to any applicable laws to the contrary, BB&T may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to BB&T or an Affiliate that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction; provided, however, that to the extent Section 409A is applicable, such offset shall not exceed the greater of Five Thousand Dollars ($5,000) or the maximum offset amount then permitted under Section 409A.
20.    Adjustment of Award.
(a)    The Administrator shall have authority to make adjustments to the terms and conditions of the Award in recognition of unusual or nonrecurring events affecting BB&T or any Affiliate, or the financial statements of BB&T or any Affiliate, or of changes in applicable laws, regulations or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules or regulations.
(b)    Notwithstanding anything contained in the Plan or elsewhere in this Agreement to the contrary, (i) the Administrator, in order to comply with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and any risk management requirements and/or policies adopted by BB&T, retains the right at all times to decrease or terminate the Award and payments under the Plan, and any and all amounts payable under the Plan or paid under the Plan shall be subject to clawback, forfeiture, and reduction to the extent determined by the Administrator as necessary to comply with applicable law and/or policies adopted by BB&T; and (ii) in the event any legislation, regulation(s), or formal or informal guidance require(s) any compensation payable under the Plan (including, without limitation, the Award) to be deferred, reduced, eliminated, or subjected to vesting, the Award shall be deferred, reduced, eliminated, paid in a different form or subjected to vesting or other restrictions as, and solely to the extent, required by such legislation, regulation(s), or formal or informal guidance.
21.    Award Conditions.
(a)    Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that either (i) the Administrator or the Board of Governors of the Federal Reserve System determines that any change to the Plan and/or this Agreement is required, necessary, advisable, or deemed appropriate to improve the risk sensitivity of the Award, whether by (a) adjusting the Award quantitatively or judgmentally based on the risk the Participant’s activities pose to BB&T or an Affiliate; (b) extending the Performance Period for determining the Award; (c) extending the Performance Period and adjusting for actual losses or other performance issues; or (d) otherwise as required by the Administrator or the Federal Reserve System; or (ii) the Administrator or the United States government (including, without limiting any agency thereof) determines that any change to the Plan and/or this Agreement is required, necessary, advisable, or deemed appropriate to comply with any applicable law, regulation, or requirement; then this Agreement and/or the Award shall be automatically amended to incorporate such change, without further action of the Participant, and the Administrator shall provide the Participant notice thereof.
(b)    Notwithstanding anything contained in the Plan or this Agreement to the contrary, to the extent that either the Administrator or the United States government (including, without limitation, any agency thereof) determines that the Award granted to the Participant pursuant to this Agreement is prohibited or substantially restricted by, or subjects BB&T or an Affiliate to any adverse tax consequences that BB&T or an Affiliate is not otherwise subject to on the Grant Date because of, any current or future United States law, any rule, regulation, or other authority, then this Agreement shall automatically terminate effective as of the Grant Date and the Award shall automatically be cancelled as of the Grant Date without further action on the part of the Administrator or the Participant and without any compensation to the Participant for such termination and cancellation. The Administrator agrees to provide notice to the Participant of any such termination and cancellation.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed in behalf of BB&T and by the Participant effective as of the Grant Date.

BB&T CORPORATION
By:

PARTICIPANT

<<First Name>> <<MI>> <<Last Name>>

EXHIBIT A
TO
BB&T CORPORATION
2012 INCENTIVE PLAN
LTIP Award Agreement
(Senior Executive)

(January 1, 2019 through December 31, 2021 Performance Period - 2022 Payout)

1.    Absolute Performance Goal: The Absolute Performance Goal is an average BB&T ROCE of three percent (3%) for the Performance Period.

2.    Relative Performance Goal: If the Absolute Performance Goal is achieved, the Award payout for the Performance Period will then be evaluated by the Administrator against the Peer Group based upon BB&T ROCE relative to Peer Group ROCE pursuant to the following:

Level of Achievement	Percentile Performance (BB&T ROCE Relative to Peer Group ROCE)	Payout Percent of Participant’s Target %

Threshold	25th	50%
	30th	60%
	35th	70%
	40th	80%
	45th	90%
Target	50th	100%
	55th	110%
	60th	120%
	65th	130%
	70th	140%
Maximum	75th or greater	150%

Straight line interpolation will be used to calculate payout percentages not specifically listed in the “Payout Percent of Participant’s Target %” column above. For performance that is less than the 25th percentile, the payout percentage is 0%.

3.    Relative Total Shareholder Return (“TSR”) Modifier:

Relative TSR (Percentile Performance of BB&T TSR Relative to Peer Group TSR)	TSR Modifier

Less than 25th	20% Reduction in Award payout
50th	0% Reduction or increase in Award payout
75th or greater	20% Increase in Award payout, provided that the maximum Award payout shall be 150% of Participant’s Target %
Straight line interpolation will be used to calculate TSR Modifier percentage reductions or increases not specifically listed in the “TSR Modifier” column above.

4.    Discretionary Decreases: The Administrator has the discretion to decrease Award payouts based on business factors, including but not limited to, industry conditions, performance relative to peers, regulatory developments, and changes in capital requirements.